                                                                     EXHIBIT 4.1
(On J. J. Kenny Co., Inc. Letterhead)


February 26, 2002


Nuveen Investments
333 West Wacker Drive
Chicago, IL 60606-1286


Re:  Nuveen Tax-Free Unit Trust, Series 1285


Gentlemen:


We have examined the Registration Statement File No. 333-82860 for the above-captioned trust. We hereby acknowledge that Kenny S&P Evaluation Services, a division of J. J. Kenny Co., Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the references to Kenny S&P Evaluation Services, a division of J. J. Kenny Co., Inc. as evaluator.


In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Sincerely,

/s/ Frank A. Ciccotto

Frank A. Ciccotto
Vice President